Exhibit 99.1

                 [LOGO] EZEM(TM)
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Visualize a healthier world.

Company Contact:                     Investor Relations Contacts:

E-Z-EM, Inc.                         Lippert/Heilshorn & Associates, Inc.
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Tom Johnson, x3317                   Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624                                            ------------------
www.ezem.com                         (212) 838-3777
------------                         Bruce Voss (bvoss@lhai.com)
                                                 --------------
                                     (310) 691-7100
                                     www.lhai.com
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FOR IMMEIDATE RELEASE

               E-Z-EM, INC. ANNOUNCES FINAL DISTRIBUTION RATIO FOR
                     DIVIDEND OF ANGIODYNAMICS COMMON STOCK

LAKE SUCCESS, N.Y., Oct. 4, 2004 - E-Z-EM, Inc. (Amex: EZM) today announced the final distribution ratio for the previously announced special stock dividend of the 9.2 million shares of common stock of its subsidiary AngioDynamics, Inc., (Nasdaq NM: ANGO) held by E-Z-EM. Shareowners of record at the close of business on October 11, 2004 will receive .856377 of a share of AngioDynamics for each outstanding share of E-Z-EM common stock held at that time. The distribution will occur on October 30, 2004. No fractional shares will be delivered as part of the distribution. Instead, fractional shares will be aggregated and sold on behalf of all stockholders. The net sale proceeds will then be distributed on a pro rata basis to the affected stockholders.

As previously announced, E-Z-EM has received a private letter ruling from the Internal Revenue Service that the dividend will be tax-free for federal income tax purposes to E-Z-EM and its stockholders, except for any cash received by stockholders instead of a fractional share.

Following the record date, E-Z-EM stockholders will receive an information statement relating to the distribution. The information statement will also be available on E-Z-EM's website at www.ezem.com.
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About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

E-Z-EM's subsidiary, AngioDynamics, manufactures a wide range of products including angiographic, hemodialysis, PTA dilation, thrombolytic, image-guided vascular access products and endovascular laser venous system products, as well as drainage products. AngioDynamics' focus is on therapeutic and diagnostic products that enable interventional physicians to treat peripheral vascular disease and other non-coronary diseases.

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